Exhibit 22.1

                                                  SUBSIDIARIES OF
                                              POLYVISION CORPORATION



Name of Subsidiary        State of Incorporation   Percentage Owned
- ------------------        ----------------------   ----------------


Greensteel, Inc.          Delaware                 100%


APV, Inc.                 Delaware                 100%


Posterloid Corporation    Delaware                 100%